Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4/A of CIT Group Inc. of our report dated March 4, 2005, except as to the effects of changes in reportable segments as described in Note 21 which is as of July 20, 2005, and except for the matter described in penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is December 12, 2005, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in CIT Group Inc.’s Current Report on Form 8-K/A dated December 14, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

New York, New York

December 15, 2005